EXHIBIT 99.1

For Immediate Release	Media Contact: Thomas J. Linneman
March 16, 2011	513-661-0457
tlinneman@cheviotsavings.com

Cheviot Financial Corp. Completes Acquisition of
First Franklin Corporation

Cincinnati, Ohio  – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today announced that it has completed its acquisition of First Franklin Corporation (NASDAQ: FFHS), the Blue Ash-based parent company of The Franklin Savings and Loan Company.  Under the terms of the agreement, stockholders of First Franklin are entitled to receive $14.50 in cash for each share they hold.

“We’re proud to welcome the Franklin customers and employees to continue the banking tradition that Cheviot Savings Bank has established for over a century.” said Thomas J. Linneman, President and CEO of Cheviot Financial and Cheviot Savings Bank.

As a result of the acquisition, Cheviot Savings Bank now has 12 branch offices and its asset size has increased by approximately $250 million to over $600 million.  For more information about Cheviot Savings Bank, please visit Cheviot Savings Bank’s website at www.cheviotsavings.com.

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